Exhibit 99.1

Contact:  Nadine Padilla

Vice President, Corporate

& Investor Relations

(858) 455-4808 x3187

npadilla@biosite.com

 January 26, 2004

BIOSITE® INCORPORATED REPORTS

 FOURTH QUARTER 2003 RESULTS

SAN DIEGO — Biosite® Incorporated (Nasdaq:BSTE), a leading provider of novel, rapid diagnostics that improve diagnosis of critical diseases, today reported results for the fourth quarter of 2003.  The quarter was highlighted by a 41 percent year-over-year revenue increase, which contributed to annual revenue growth of 65 percent, and an 85 percent year-over-year increase in net income.  Higher production and selling costs coupled with investments in European sales infrastructure, marketing and new product development unfavorably affected net income and diluted earnings per share in the fourth quarter of 2003.  Citing strong sales performance in the fourth quarter of 2003 and early 2004, the Company reaffirmed its 2004 growth targets of 15 to 25 percent revenue growth and 20 to 30 percent growth in diluted earnings per share.

Following are financial highlights for the fourth quarter and year ending December 31, 2003:

($in 000’s)	Three months ended			Year Ended
	12/31/03	12/31/02	Chg.	12/31/03	12/31/02	Chg.
Triage® BNP sales	$28,910	$16,074	80%	$103,224	$38,127	171%
Total product sales	45,015	31,816	41%	169,298	100,830	68%
Total revenue	45,955	32,697	41%	173,364	105,226	65%
Net income	5,152	4,968	4%	24,763	13,394	85%
Earnings per share (Diluted)	$.32	$.31	1%	$1.50	$.86	74%
Gross margin on product sales	63%	69%		65%	69%
Operating margin	17%	22%		22%	19%

	December 31, 2003			December 31, 2002		Chg.
Cash and marketable securities balance	$53,934			$71,165		(24%)

-                    Sales of the Triage BNP Test surpassed expectations in the fourth quarter of 2003, increasing 19 percent from the third quarter.  The increase was attributed to increases in customer adoptions, and higher utilization by customers, which the Company believes may have been driven in part by seasonal factors, such as increased visits to emergency departments by patients with breathing difficulty during the flu season.  The Company has continued to experience favorable sales in January.

At December 31, 2003 the Triage BNP Test was in use in 2,335 acute care hospitals and 144 physician offices.

-                    As anticipated, Biosite’s gross margin declined on a year-over-year and sequential basis in the fourth quarter of 2003, but to a greater degree than expected.  The Company attributed this primarily to higher per kit overhead costs as production slowed during the quarter in an effort to reach targeted inventory levels.  As a result, overhead costs were spread over a smaller production volume.  The Company believes margins could improve in future quarters as production increases, provided sales remain strong.

-                    Due to acceleration in customer demand of the Triage BNP Test in December, distributor inventory levels of certain of the Company’s products were below targeted stocking levels at December 31, 2003.  The Company believes it has sufficient manufacturing capacity to restore distributor inventories to targeted stocking levels, which are used to maintain an efficient flow of product to the distributor’s customers.

-                    Selling, general and administrative expenses in the fourth quarter of 2003 totaled 32 percent of revenues, compared with 35 percent of revenues for the like period of 2003.  Sales commissions, marketing expenses related to anticipated product launches and investments in direct marketing efforts in Europe contributed to higher than expected expense.  Within the last six months, Biosite has launched direct sales efforts in France, Germany, the United Kingdom, Belgium and Luxemburg, as part of a strategy aimed at improving sales growth and profitability.

-                    Research and development expenses, primarily related to product development and improvements as well as clinical trials, totaled 15 percent of revenues, moderately higher than the fourth quarter of 2002.  The higher expenses reflect the Company’s expanding research and development efforts, which are currently supporting development of seven potential new products expected to launch over the next four years.  The Company is also investing significantly in two clinical trials related to existing products.

-                    Biosite’s cash and marketable securities balance declined $17.2 million since December 2002, largely due to the purchase of land for the Company’s new corporate facility, which is currently under construction, manufacturing capacity expansion, and existing facilities improvements to meet increases in BNP product demand.  The Company has expended $35 million to date on its new facility.

“In 2003, we set out to deliver record growth and establish the infrastructure to ensure the long-term expansion of our business, and succeeded in doing so,” said Kim Blickenstaff, Biosite president and chief executive officer.  “Entering 2004, we are intent on:

-                    growing the BNP business through our arrangement with Beckman Coulter, new market efforts in physician offices and growth from existing acute hospital business;

-                    building in significant European markets where we have established direct sales and marketing efforts;

-                    executing worldwide commercialization of  Triage Cardio ProfilER SOB (Shortness of Breath) Panel and the Triage CardioRisk ACS Panel, and launching our stroke diagnostic in Europe, and

-                    increasing profitability.

While the year holds several challenges, we believe we can drive progress in these key areas and advance toward our growth objectives in 2004.”

In addition to announcing financial results, Biosite also reported on research and development progress:

-                    Management reported that it has enrolled nine centers for its stroke diagnostic clinical study, which is scheduled to commence in the first quarter of 2004.  Approximately 20 centers worldwide are expected to participate in the study that is intended to generate data to be submitted to the FDA for approval to market the first rapid blood test for the early diagnosis of stroke in the United States.  The Company intends to launch the diagnostic panel in Europe in the fourth quarter of 2004.

-                    Biosite reported that is has embarked on a platform development program intended to miniaturize the Triage MeterPlus Platform currently used to run many of the Company’s tests.  The program is intended to yield a state-of-the-art testing platform with enhanced speed, accuracy and precision.

About Biosite

A leader in the drive to advance diagnosis, Biosite Incorporated is a research-based company dedicated to the discovery and development of novel protein-based diagnostic tests that improve a physician’s ability to diagnose debilitating and life-threatening diseases.  Through combined expertise in diagnostic discovery and commercialization, the Company is able to access potential markers of disease, identify proteins with high diagnostic utility, develop and commercialize products and educate the medical community on new diagnostic approaches, thereby benefiting patients.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in over 50 international markets for toxicology screening and diagnosis of infectious and cardiovascular disease.  Information on Biosite can be found at www.biosite.com.

Investor Conference Call

Biosite’s investor conference call will take place today, January 26, 2004, at 2:30 p.m. (Pacific).  A live web cast of the call can be accessed via the Internet at www.biosite.com.  The phone number for the call is (706) 643-1834.  The call will be archived on the Biosite web site for at least 21 days.  A telephone replay of the call will also be available by calling (800) 642-1687.  International callers, please dial (706) 645-9291.  Please reference the conference call number 4684373.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, such as financial targets and growth objectives and also including but not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”;  “anticipates”; “plans”; “expects”; “estimates”; or similar statements are forward-looking statements.  Risks and uncertainties include risks associated with Biosite’s ability to market and sell a BNP test that runs on the Beckman Coulter family of immunoassay systems, the expansion of business through direct sales in certain European countries, Biosite’s ability to obtain a monitoring claim for the Triage BNP Test, the continued growth of the BNP market, the implementation of automated and semi-automated manufacturing methods that maintain or improve product quality and manufacturing efficiency, costs and expenses that the Company may incur in transitioning from a distributor sales model to a direct sales model in selected international markets, Biosite’s ability to effectively promote the Triage BNP Test, either directly or through distributors, and acceptance of the Triage BNP Test in the physician office market, Biosite’s ability to initiate and complete clinical trials for its stroke diagnostic in the manner and in the timeframe expected, the Company’s ability to obtain regulatory approvals and complete other clinical and pre-market activities needed to launch new products as currently planned, including the Triage Cardio ProfilER SOB Panel and the Triage CardioRisk ACS Panel, and the stroke diagnostic, the Company’s ability to obtain a CLIA waiver for the Triage BNP Test and the risks associated with the efforts to miniaturize the Triage MeterPlus Platform. Other risks that should be considered include risks associated with changing market conditions, sales, profitability, and the extent to which our other products and products under development are successfully developed and gain market acceptance, risks associated with the introduction of competitive products from companies with greater capital and resources, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, uncertainties or delays, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s public disclosure filings are available from the Investor Relations department.

###

Biosite® and Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated.  The Company’s logo is a trademark of Biosite Incorporated.

Biosite Incorporated

Unaudited Statements of Income Data

(in thousands, except per share data)

	Three months ended December 31,			Year ended December 31,
	2003	2002	% Change	2003	2002	% Change

Total revenues:
Product sales	$45,015	$31,816	41%	$169,298	$100,830	68%
Contract revenue	940	$881	7%	4,066	4,396	(8)%
Total revenues	45,955	32,697	41%	173,364	105,226	65%

Gross margin on product sales	63%	69%	(6)%	65%	69%	(4)%

Operating expenses:
Cost of product sales	16,602	9,830	69%	58,567	31,312	87%
Selling, general, and administrative	14,506	11,330	28%	51,944	34,208	52%
Research and development	6,975	4,214	66%	24,474	16,160	51%
License & patent disputes	0	0	NA	0	4,043	(100)%
Total operating expenses	38,083	25,374	50%	134,985	85,723	57%

Operating income	7,872	7,323	7%	38,379	19,503	97%

Operating income as % of total revenue	17%	22%		22%	19%

Interest and other income, net	274	500	(45)%	1,436	1,971	(27)%

Income before provision for income taxes	8,146	7,823	4%	39,815	21,474	85%

Provision for income taxes	(2,994)	(2,855)	5%	(15,052)	(8,080)	86%

Net income	$5,152	$4,968	4%	$24,763	$13,394	85%

Diluted net income per share	$0.32	$0.31	1%	$1.50	$0.86	74%

Diluted shares used in calculating per share amounts	16,191	15,814		16,497	15,512

Biosite Incorporated

Balance Sheet Data

(in thousands)

	December 31, 2003	December 31, 2002

Assets
Cash, cash equivalents & marketable securities	$53,934	$71,165
Accounts receivable	23,755	10,996
Inventories	27,780	12,295
Other current assets	9,534	4,574
Total current assets	115,003	99,030

Property, equipment and leasehold improvements, net	71,408	19,864
Patents and license rights, net	6,771	7,899
Other assets	1,442	4,461
Total assets	$194,624	$131,254

Liabilities and Stockholders’ Equity
Current liabilities	$24,128	$18,060
Long-term liabilities	17,593	5,253
Stockholders’ equity	152,903	107,941
Total liabilities and stockholders’ equity	$194,624	$131,254